Exhibit 99.2
Unaudited Pro Forma Condensed Combined Statement of Operations
The following information gives effect to the Company’s recent 1-for-5 reverse split of its common stock, pursuant to previously obtained stockholder authorization. This reverse stock split, which became effective at 6:00 p.m., Eastern Time, on April 29, 2010, reduced the number of shares of the Company’s common stock issued and outstanding from approximately 212 million to approximately 42 million and reduced the number of authorized shares of common stock from 450 million to 90 million.
Introduction
     The following unaudited pro forma condensed combined statement of operations gives effect to the merger of merger sub, a wholly-owned subsidiary of Oclaro, Inc. (formerly Bookham, Inc., and referred to herein as “Oclaro” or the “Company”) with Avanex Corporation (“Avanex”). The merger was completed on April 27, 2009, and accordingly was accounted for under the purchase method of accounting. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 27, 2009 is presented as if the transaction had been consummated on June 29, 2008 and combines the historical results of Oclaro for the twelve months ended June 27, 2009 and the historical results of Avanex for the approximately ten-month period ended April 27, 2009, the date the merger was completed; which results were derived from Oclaro’s audited consolidated statement of operations included in its 2009 Annual Report on Form 10-K and Avanex’s unaudited condensed consolidated statement of operations for the ten-month period ended April 27, 2009.
     The unaudited pro forma condensed combined statement of operations has been prepared by Oclaro management for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had Oclaro and Avanex been a combined company during the specified period. The pro forma adjustments are based on the information available at the time of the preparation of this Amendment No. 2 to Form 8-K. The unaudited pro forma condensed combined statement of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Oclaro and Avanex as filed from time to time with the Securities and Exchange Commission.
     Intercompany transactions and balances between Oclaro and Avanex, which comprise the sale of certain products and the payment of technology royalties by Oclaro to Avanex, have been eliminated in the unaudited pro forma condensed combined statement of operations. Further, the unaudited pro forma condensed combined statement of operations does not include any adjustments for the benefits from cost savings or synergies of Oclaro and Avanex operating as a combined company or for liabilities resulting from integration planning; severance, relocation or retention costs related to employees of both companies; the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between companies that would affect amounts in unaudited pro forma condensed combined statement of operations. Certain reclassifications have been made so that historical amounts included in Avanex’s financial statements conform to Oclaro’s presentation.

OCLARO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED JUNE 27, 2009

	Historical		Pro Forma		Pro Forma
	Oclaro	Avanex (A)	Adjustments		Combined
	(Thousands, except per share data)
Revenues	$210,923	$117,935	$(1,723	)(1)	$327,135
Cost of revenues	164,425	104,882	(1,886	)(2)	267,421

Gross margin	46,498	13,053	163		59,714

Operating expenses:
Research and development	26,147	20,284	(631	)(3)	45,800
Selling, general and administrative	34,899	30,907	(1,422	)(3)	64,384
Amortization of intangible assets	487	107	(107	)(4)	487
Restructuring and severance charges	6,826	3,199	—		10,025
Legal settlements	3,829	—	—		3,829
Impairment of goodwill and intangibles	9,133	9,615	(9,615	)(5)	9,133
Loss on sale of property and equipment	(12)	18	—		6

Total operating expenses	81,309	64,130	(11,775)		133,664

Operating loss	(34,811)	(51,077)	11,938		(73,950)
Other income (expense), net	10,441	963	(27	)(6)	11,377

Loss before income taxes	(24,370)	(50,114)	11,911		(62,573)
Income tax provision (benefit)	1,399	(786)	—		613

Loss from continuing operations	(25,769)	(49,328)	11,911		(63,186)
Loss from discontinued operations, net of tax	(6,387)	—	—		(6,387)

Net loss	(32,156)	(49,328)	11,911		(69,573)

Net loss per share (basic and diluted) (B)	$(1.40)				$(1.88)
Shares used in computing net loss per share (B) (basic and diluted)	22,969				37,098

(A)	The statement of operations for Avanex is for the approximately ten-month period ended April 27, 2009, the date the merger was completed.

(B)	On April 14, 2010, the Company announced that its Board of Directors had approved a 1-for-5 reverse split of its common stock, pursuant to previously obtained stockholder authorization. This reverse stock split became effective at 6:00 p.m., Eastern Time, on April 29, 2010. All share and per share amounts presented herein are reflected on a post-split basis.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
1. Basis of Presentation
     On April 27, 2009, Oclaro, Inc. (formerly Bookham, Inc., and referred to herein as “Oclaro” or the “Company”) completed a merger of merger sub, a wholly-owned subsidiary of Oclaro with Avanex Corporation (“Avanex”). The merger was accounted for under the purchase method of accounting.
2. Pro Forma Adjustments
     Pro forma adjustments have been made to reflect the consideration paid, to adjust amounts related to the net tangible assets of Avanex to their fair values, to eliminate transactions between Bookham and Avanex and to reflect changes in depreciation and amortization expense resulting from the fair value adjustments to net tangible and intangible assets.
     The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:
(1)	To eliminate revenues related to product sales by Oclaro to Avanex and technology royalties received by Avanex from Oclaro.

(2)	To eliminate cost of revenues related to product sales by Oclaro to Avanex, expenses for technology royalties payable by Oclaro to Avanex and to reverse depreciation of property and equipment by Avanex based on the fair value of acquired property and equipment.

(3)	To reverse depreciation of property and equipment by Avanex based on the fair value of acquired property and equipment.

(4)	To reverse amortization of intangible assets from acquisitions previously consummated by Avanex.

(5)	To reverse impairment of goodwill and intangible assets by Avanex from acquisitions previously consummated by Avanex.

(6)	To record a reduction in investment income resulting from the reduced cash balance after payments to effect the merger.
3. Pro Forma Net Loss Per Share
     The pro forma basic and diluted net loss per share amounts presented in Oclaro’s unaudited pro forma condensed combined statement of operations are based upon the weighted-average number of shares of Oclaro common stock outstanding and have been adjusted for the number of shares issued to Avanex shareholders in the merger. On April 14, 2010, the Company announced that its Board of Directors had approved a 1-for-5 reverse split of its common stock, pursuant to previously obtained stockholder authorization. This reverse stock split became effective at 6:00 p.m., Eastern Time, on April 29, 2010. Shares presented herein are reflected on a post-split basis.

Year Ended
June 27 ,2009
(Thousands)
Weighted-average shares used in computing Oclaro net loss per share (basic and diluted)	22,969
Weighted-average effect of issuance of 17,030 Oclaro shares (85,152 pre-split) to Avanex shareholders	14,129

Pro forma weighted-average shares used in computing net loss per share (basic and diluted)	37,098